Date: December 13, 2019	Exhibit 10.33

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

The purpose of this Confidential Severance Agreement and General Release (the “Agreement”) is to set forth the terms of Lee R. Ramsayer’s (“you” or “your”) separation from Houghton Mifflin Harcourt Publishing Company and/or any of its affiliates (collectively, the “Company”) and your eligibility for severance benefits under the Houghton Mifflin Harcourt Publishing Company ELT Severance Plan (the “Severance Plan”).  You are entitled to the severance benefits described below only if you agree to and comply with the terms of this Agreement.

WHEREAS, you and the Company desire to enter into an agreement regarding your separation of employment from the Company and a release of claims;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, you and the Company agree as follows:

1. Separation of Employment.  Your employment with the Company will terminate at the close of business on December 31, 2019 (the “Separation Date”). You acknowledge that from and after the Separation Date, you have no authority to, and shall not represent yourself as an employee or agent of the Company.

2. Severance Benefits.  Subject to the terms of this Agreement and provided that you sign and return this Agreement to the Company within 21 days of your receipt thereof, comply with its terms, and do not revoke the Agreement in accordance with Paragraph 13 below, the Company will provide you with the following benefits (collectively, the “Severance Benefits”):

(a)Severance Pay.  The Company will pay you 78 weeks of severance pay at your current weekly rate of $9,615.38, less required withholdings and deductions, in accordance with the Company’s normal payroll schedule and practice.  The Company will make the first payment as soon as practicable following your timely execution of this Agreement and the expiration of the revocation period, without your revocation. The first payment will cover the time period from the day after your Separation Date until the first practicable regularly scheduled pay date following your execution of the Agreement and the end of the revocation period.  In no event will payments be made later than the last day of the second taxable year following the taxable year in which the Separation Date occurs.

(b)2019 Bonus.  You will remain eligible for payment opportunity under the terms of the Houghton Mifflin Harcourt Company 2019 Bonus Plan – US, ELT- Corporate segment (“Bonus Plan”), to the extent the terms of the plan so provide, except that the eligibility requirement that you be employed on the date that bonuses are paid shall be waived.  You shall receive full target payment (10%) under the Discretionary Component of the Plan.  The determination of the amount of payment, if any, and timing of any payment will be made at the time and in accordance with the terms of the Bonus Plan.  Any such payment will be subject to required and authorized withholdings and deductions.  You acknowledge and agree that the Bonus Plan identified above is the only incentive, commission, or bonus plan in which you are currently a participant.

(c)Outplacement Services.  The Company will provide you with 12 months of career counseling, which will be available from Right Management as soon practicable following your timely execution of this Agreement and the expiration of the revocation period, without your revocation.  You must contact Right Management within two months of your Separation Date to receive these services.

You shall remain eligible for the Severance Benefits even if you secure other employment with an employer other than the Company or any of its affiliates prior to or while receiving such benefits.  If you become re-employed by the Company or any of its affiliates while receiving Severance Benefits, you shall have no further right to any unpaid or unused Severance Benefits, which shall end immediately upon rehire.  You acknowledge and agree that you would not be entitled to the Severance Benefits if you had not signed this Agreement.

You are eligible for the Severance Benefits described herein pursuant to the Severance Plan and subject its terms, including its claims procedures.  In the event of an inconsistency between this Agreement and the Severance Plan, the provisions of this Agreement will govern.

3. Vacation.  You acknowledge and agree that as of the Separation Date, you will have used all accrued vacation time under the Company’s policies and that no payment for unused vacation is due, and that no vacation shall be earned after the Separation Date.

4. Employee Benefits.  Except as set forth in this Agreement or as otherwise required by applicable law, your participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law.

5.Stock Options and Restricted Stock.  Nothing in this Agreement is intended to modify the Company’s or your rights and obligations (and restrictions on such rights and obligations, including but not limited to those in the Company’s Securities Trading Policy) with respect to awards of stock options, time-based restricted stock units (“RSUs”), performance-based restricted stock units (“PSUs”) or any other outstanding equity awards (collectively, “Awards”) made under the Houghton Mifflin Harcourt Company 2015 Omnibus Incentive Plan, as may be amended from time to time (“OIP”), or the HMH Holdings (Delaware), Inc. 2012 Management Incentive Plan (“MIP”), including without limitation your forfeiture of any Awards that have not vested on or before the Separation Date.  The terms of the applicable Award agreements and plan documents remain in effect with respect to such Awards. For avoidance of doubt, your employment is being terminated without Cause as defined in the OIP and MIP.

6. Release of Claims.

(a)You, and anyone claiming through you or on your behalf, waive the right to assert and further agree to release and discharge the Company and the other Released Parties (as defined below) with respect to any and all Claims (as defined below), whether currently known or unknown, that you now have, have ever had, or may ever have against the Company and any of the other Released Parties arising from or related to any fact, agreement, act, omission, or thing occurring or existing at any time prior to or on the date on which you sign this Agreement. Without limiting the foregoing, the Claims released by you hereunder include, but are not limited to:

(i) all Claims for or related in any way to your employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for salary, wages, bonus, incentive, commission, stock (including all Claims under the OIP, the MIP and the Awards, except for Claims related to vested stock options, RSUs and PSUs), stock options, severance pay, employee benefits or any other compensation or benefit;

(ii) all Claims that were or could have been asserted by you or on your behalf: (A) in any federal, state, or local court, commission, or agency; (B) under any common law theory; or (C) under any contract, tort, federal, state, or local law, statute, regulation, ordinance, constitutional provision, administrative code, rule or executive order; and

(iii) all Claims that were or could have been asserted by you or on your behalf arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Equal Pay Act of 1963; the Rehabilitation Act of 1973;the National Labor Relations Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Uniformed Services Employment & Reemployment Rights Act; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq.; the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C; the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq.; the Massachusetts Payment of Wages Act, M.G.L. c. 149, §§ 148 et seq.; the Massachusetts Privacy Act, M.G.L. c. 214, § 1B; and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105(d); and all other federal, state and local laws, statutes, regulations or ordinances, including any “whistleblower” law, statute, regulation or ordinance, prohibiting discrimination or pertaining to employment.

(b) In addition to the foregoing, you hereby agree that you are waiving all rights under section 1542 of the Civil Code of the State of California.  Section 1542 provides that:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or releasing party.”

Pursuant to section 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the released Claims, and further agree that this Agreement shall remain effective in all respects notwithstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown Claims, including but not limited to any Claims or rights which you may have under section 1542 of the California Civil Code or similar law or doctrine of any other state.

(c) Notwithstanding the foregoing terms, you do not waive or release (i) any claim for the Severance Benefits; (ii) any right or claim that may not legally be waived; (iii) or any vested benefits under the Company’s employee benefit plans and programs.

(d)The term "Released Parties" as used in this Agreement means: (i) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); (ii) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees and attorneys of each entity listed in subpart (i) above; and (iii) the predecessors, successors, and assigns of each entity listed in subparts (i) and (ii) above.

(e)The terms “Claim” and “Claims” as used in this Paragraph 6 are intended to be as broad as the law allows and mean any and all charges, complaints, and other forms of action against any of the Released Parties, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, liquidated damages, treble damages, consequential damages, attorneys' fees and any other costs) against any of the Released Parties.

(f)This Release does not prohibit you from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state or local human rights agency.  Nor does this Agreement prevent you from participating in any investigation or proceeding conducted by the EEOC or any state or local agency.  However, the Agreement does preclude the recovery of monetary damages, including attorneys’ fees and costs, against the Released Parties for any charge or claim of discrimination and you hereby waive any right to any relief, including the right to damages, attorneys’ fees and costs in connection with any charge or claim for discrimination.

7. Employee’s Representations.  You represent and warrant that: (a) you have not filed any complaint, charge or claim or initiated any other legal proceedings against any of the Released Parties; (b) no such proceedings have been initiated against any of the Released Parties on your behalf; (c) you are the sole owner of the claims that are released in Paragraph 6 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) you have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

8. No Compensation Owing.  Except as provided in this Agreement, you acknowledge and agree that you are not entitled to and will not receive any payments, benefits, or recovery of any kind from the Company or other Released Parties, including but not limited to any salary, wages, commissions, incentive, holiday pay, vacation pay, stock options, stock, bonuses or severance. In the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to you, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of you.

9. Company Property; Confidentiality and Non-Disparagement.  You acknowledge and agree to the following:

(a)By no later than the Separation Date, you shall return all Company documents (whether in hard copy or electronic form) and other property of the Company and the other Released Parties, including all property containing any confidential or Proprietary Information (defined below), to the Company and you shall not retain any copies thereof.  Notwithstanding the terms of Paragraph 2, none of the Severance Benefits will be paid or available to you until you have returned all Company property, paid any and all personal charges charged to your Company-issued credit card or any other Company account, and repaid any and all cash advances or other advances (including but not limited to tuition reimbursement repayable pursuant to the applicable policy and advance of vacation time not yet accrued) provided to you by the Company.

(b)You shall abide by all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s confidential and Proprietary Information (defined below).  Additionally, you shall regard and preserve as confidential all Proprietary Information pertaining to the Company that has been obtained by you in the course of employment with the Company, whether such information is in your memory or in writing or other physical or electronic form.  Except as required by law, you will not, without written consent and authority from the Company, use for your benefit or purpose or disclose to others any Proprietary Information.  Further, the terms of the Non-Competition and Non-Solicitation Agreement and the Confidentiality and Intellectual Property Agreement, both dated February 2, 2012, are incorporated herein and shall survive the signing of this Agreement and you hereby reaffirm your obligation to abide fully by the provisions of such agreements.

(c)For purposes of this Agreement, “Proprietary Information” shall mean information relating to the business and operations of the Company that has not previously been publicly released by duly authorized representatives of the Company including, but not limited to, all research memorandum, designs, plans, proposals, marketing, sales plans, financial information, costs, pricing information, customer and supplier information, trade secrets, proprietary processes, specifications, expertise, techniques, and ideas reasonably related to the business and operations of the Company. To the extent that any agreement incorporated in Paragraph 9(b) provides for greater obligations with regard to confidential or proprietary information, then the terms affording the Company the broadest protection shall apply.

(d)Except as required by law, you shall not disclose the existence or terms of this Agreement to any third parties with the exception of your financial advisor(s), attorney(s), and immediate family member(s), provided that each such person shall be bound by this confidentiality provision and you shall ensure such confidentiality. You will give the Company immediate notice and a copy of any subpoena or other legal requirement that you make any otherwise prohibited disclosure, prior to making any such disclosure to the extent practicable.

(e)You shall not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, on social media or otherwise, or take any action which may, directly or indirectly, disparage the Company or its officers, directors, employees, or advisors; or their respective businesses or reputations.

(f)Nothing in this Agreement or elsewhere prohibits you from communicating with government agencies about possible violations of federal, state or local laws or regulations or otherwise providing information to any government agency, regulator, or legal authority, filing a complaint with any government agency, participating in government agency investigations or proceedings, or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.  You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information that you obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(g)You acknowledge and agree that the requirements of this paragraph are among the material inducements for the Company to enter into this Agreement.  A breach of any provision in this Paragraph 9 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to (i) recover any amounts paid to you under Paragraph 2, and (ii) stop providing you with any additional Severance Benefits.

10.Cooperation.  The Company is, and/or may become, involved in disputes with third parties or regulatory investigations concerning matters relating to your employment or areas of responsibility at the Company. You agree to (i) provide, at such times and in such locations as shall not unreasonably interfere with your personal and professional commitments, truthful and reasonable cooperation to the Company including, but not limited to, your appearance at interviews with attorneys representing the Company, depositions, or court testimony pertaining to such matters whether or not formal proceedings have already been commenced and through the conclusion of such matters or proceedings, and (ii) provide the Company with all documents in your possession or control relating to such matters, provided that the Company will reimburse you for all reasonable travel expenses, including lodging and meals incidental to such cooperation.

11. No Admission.  Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

12.No Third-Party Beneficiary.  The Severance Benefits described in this Agreement do not confer any right to a benefit upon any other individual or any employee of the Company.  Although the Severance Benefits described in this Agreement may be offered generally to other employees of the Company in exchange for a signed agreement similar to this one, the Company specifically reserves its right to amend, modify or terminate the terms and conditions of severance offered to any other employee, and the terms of this Agreement shall not create any right or expectation in any other individual that he or she is entitled to or will receive the same or a similar benefit.

13. ADEA Waiver Information/Revocation Period/Effective Date.  It is the Company’s intent to make certain that you fully understand the provisions and effects of this Agreement, including your waiver and release of claims.  By signing this Agreement you acknowledge that you knowingly and voluntarily entered into this Agreement with the purpose of waiving any rights and releasing any claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”).  Specifically, you acknowledge and agree that:

(i)	This Agreement is worded in an understandable way;
(ii)	You waive any rights and release all claims arising under the ADEA;
(iii)	You do not waive claims under the ADEA that may arise after the date you sign this Agreement;
(iv)	The consideration given by the Company for the waiver of your rights and release of claims is in addition to anything of value to which you are already entitled;
(v)	You are being advised by this writing to consult with an attorney prior to executing this Agreement;
(vi)	You have 21 days to consider this Agreement (although you may voluntarily choose to sign this Agreement earlier);
(vii)	Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period;
(viii)

You may revoke this waiver of rights and release of any ADEA (age discrimination) claims covered by this Agreement within seven days of the date you sign this Agreement by providing a signed, written notice of the decision to revoke to the Chief People Officer at the Company; and

(ix)

This Agreement will not be effective until the date upon which the revocation period has expired without your revocation, which will be the eighth calendar day after the date you signed this Agreement.

14.Entire Agreement/Waiver/Choice of Law.

(a)You acknowledge and agree that, with the exception of any agreements incorporated in Paragraph 9(b) above, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company.  No variations or modifications of this Agreement shall be deemed valid unless reduced to writing and signed by you and the Company.

(b)The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(c)This Agreement shall be deemed to have been negotiated and made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles.

(d)You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts.  You also agree that a court in Massachusetts will have personal jurisdiction over you and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

(e)If any provision of this Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions.  If any provision of this Agreement is held to be unenforceable as written but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

(f)Section headings in this Agreement are used for convenience or reference only and shall not affect the meaning of any provision of this Agreement.

15.Counterparts. The parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

16.Voluntary Agreement.   By executing this Agreement, you acknowledge that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

To accept the terms of this Agreement, please initial each page, sign and date below, and return this Agreement to the Chief People Officer at the Company within 21 days of your receipt thereof.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND BY THEM:

LEE R. RAMSAYER		HOUGHTON MIFFLIN HARCOURT
PUBLISHING COMPANY

/s/ Lee R. Ramsayer		By:	/s/ Alejandro Reyes

Date:	12/16/19	Title:	CPO

		Date:	12/16/19